EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into between 3D Systems Corporation, a Delaware corporation (the “Company”), and Theodore A. Hull, an individual who as of the effective date of this agreement serves as the Executive Vice President and Chief Financial Officer of the Company (“Executive”).  Executive and Company are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Executive has been employed by and served as an executive officer of the Company and a statutory director of various of the Company’s worldwide subsidiaries;

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s separation from the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are acknowledged, the Company and Executive agree as follows:

1.Last Day of Employment.  Executive’s employment with the Company will end effective as of May 15, 2015 or such earlier date as Executive and the Company mutually agree (“Separation Date”).

2.Separation Benefits.  As consideration for Executive’s agreement to the terms contained in this Agreement:

(A)The Company will pay Executive the gross amount of up to Four Hundred Thousand Dollars ($400,000) equal to one (1) year of Executive’s current salary (“Separation Pay”).  Separation Pay shall be payable to Executive for six (6) months following the Separation Date (“Initial Severance Period”) and up to an additional six (6) months thereafter so long as Executive has not accepted new employment (“Subsequent Severance Period” and together with the Initial Severance Period, the “Severance Period”).  Executive shall certify to the Company on the first day of each month during the Subsequent Severance Period that he has not accepted new employment.  If Executive fails to provide such certification or obtains new employment during the subsequent Severance Period, no further severance payments will be made, and the Severance Period shall end.  Payment of Separation Pay will be made at the same time as wages are paid to active employees in Executive’s job classification in equal payments over a period of up to twelve (12) months as described above, beginning on the first practicable regular pay day following May 23, 2015, subject to the Company’s receipt of this signed Agreement and the expiration of the seven (7) day revocation period described herein.

(B)In addition, the Company will continue Executive’s medical coverage during the Severance Period or until such date that Executive qualifies under another medical plan on the same basis as the coverage Executive is receiving on behalf of Executive and/or Executive’s family members at the time of Executive’s separation.  Following the Severance Period, Executive may elect continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Upon such election, the Company will pay its portion of the monthly premiums for COBRA coverage for the same coverage Executive is receiving on behalf of Executive and/or Executive’s family members for up to five (5) months following the Severance Period so long as Executive has not accepted new employment.  All additional costs associated with COBRA election shall be borne by the Executive.

(C)Executive will be eligible for payment by the Company of a Management By Objectives (“MBO”) bonus for the 2015 fiscal year pro-rated as of the Separation Date.  The MBO will be scored following the completion of the fiscal year based on such personal and corporate goals as established for Executive prior to the Separation Date.  The 2015 MBO bonus, as applicable, will be paid in April 2016.  Executive will not be eligible to receive a MBO bonus for the 2016 fiscal year.

(D)During the Severance Period and so long as such costs are not otherwise provided by a new employer, the Company will provide Executive with certain relocation assistance including (i) home marketing assistance and direct reimbursement of closing costs not to exceed $50,000, (ii) moving services not to exceed $25,000, (iii) temporary accommodations for up to fourteen (14) days, (iv) home sale assistance with loss-on-sale coverage up to a maximum amount of $100,000 and (v) an additional amount of up to $20,000 for any relocation-related costs incurred by Executive and not otherwise provided in subsections (i) through (iv) above.  Costs incurred during the Initial Severance Period will be paid on November 23, 2015, subject to receipt of satisfactory documentation of the costs incurred.  Costs incurred during the Subsequent Severance Period will be paid on May 23, 2016, subject to receipt of satisfactory documentation of the costs incurred.  Notwithstanding the amounts identified in subsections (i) through (v) above, Company agrees that Executive may reasonably apply amounts not used in one category to cover excess expense in other categories of relocation expense so long as the aggregate amount submitted for reimbursement does not exceed $195,000.

(E)The Company will provide Executive with six (6) months of senior executive outplacement services offered through one of its currently-approved providers.

(F)The Company will reimburse Executive, within two (2) weeks of Executive’s Separation Date, for any outstanding reasonable expenses that Executive incurred as part of Executive’s duties with the Company, provided that Executive complies with the Company’s established policy for reimbursements of business expenditures.

(G)The Separation Pay and benefits described in this Paragraph are collectively referred to as “Separation Benefits.”  The Separation Benefits will be subject to all applicable taxes and withholdings.

3.Other Benefits and Company Plans.  Except as outlined above, all other fringe benefits which were provided to Executive as an active employee of the Company will cease on Executive’s Separation Date, and Executive will not be eligible to participate in any employee benefit plans, except for the right to continue Executive’s healthcare benefits.  For all other plans sponsored by the Company, Executive’s employment will be treated as terminated as of Executive’s Separation Date, and Executive’s rights to benefits will be determined under the terms of those plans.

In connection with Executive’s separation from service with the Company, the Company has the right to repurchase any restricted shares (the “Restricted Shares”) of the Company’s Common Stock currently held by Executive pursuant to the Company’s 2004 Incentive Stock Plan, as amended.  The Restricted Shares are covered by a Restricted Stock Purchase Agreement that Executive entered into with the Company.  Under the terms of the Restricted Stock Purchase Agreement, the Company has the right to repurchase the Restricted Shares upon termination of Executive’s employment to the extent that they have not vested in accordance with their terms.

The Company hereby exercises its right to repurchase the Restricted Shares under the terms of the Restricted Stock Purchase Agreement.  Such repurchase shall include 60,000 Restricted Shares awarded to Executive on November 4, 2014 at a repurchase amount of $60,000.  Executive agrees to deliver to the Company upon request any documents required by the Restricted Stock Purchase Agreement or reasonably requested by the Company so that it may so repurchase such shares.

4.Other Terms of Payment.  Executive acknowledges that the Separation Pay and Benefits exceed those which Executive would otherwise be entitled to receive, if any, upon Executive’s separation from employment with the Company.  Executive’s Separation Benefits will satisfy all sums which might otherwise be due Executive from the Company, including, without limitation, bonuses.

5.Covenants.  Notwithstanding anything contained herein, Executive agrees that any confidentiality, non-solicitation and non-competition covenants Executive has agreed to including, but not limited to, the Non-Compete and Non-Solicitation Agreement executed by Executive dated October 22, 2014, shall apply in full force and effect in accordance with their terms, and Executive hereby expressly agrees to comply with such covenants, which are hereby incorporated in full by reference in this Agreement.  Executive understands and agrees that the validity and interpretation of these covenants shall be determined under South Carolina law and agree to the state and federal courts of York County, South Carolina as the exclusive forum for resolving any such matters.  Executive also agrees that nothing herein shall be deemed to extinguish other restrictive covenants between Executive and the Company.

In addition, Executive agrees to fully cooperate with Company in resigning his position as an officer or director of any applicable subsidiaries of the Company.

6.Conditions to Payment.  Executive understands that the Separation Benefits are conditioned upon, among other things: (A) Executive not disparaging the Company or any officer, director or employee of the Company; (B) Executive not engaging in any activities, directly or indirectly, which have the purpose or effect of disrupting the Company’s operations or harming the Company’s reputation with its customers, suppliers or employees; and (C) Executive’s compliance with the other provisions of this Agreement, including continued compliance with restrictive covenants.  Executive understands that nothing in this Agreement prevents Executive from cooperating with any governmental investigation, making a truthful statement or complaint to law enforcement or a government agency, testifying under oath to law enforcement or a government agency, or from complying with a properly-served and lawfully-issued subpoena or similar order issued by a government agency or court of competent jurisdiction.

7.Release of Claims.  To be entitled to the Separation Benefits, Executive must sign and return the Agreement within the time frame described in Paragraph 10.  No payments shall be made under Paragraph 2 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period provided under the release.  If the release is not properly executed by Executive and delivered to the Company within the reasonable time periods specified below and in the release, the Company’s obligations under this Agreement will terminate.  Executive agrees that he irrevocably and unconditionally fully and finally releases, acquits and forever discharges any and all of the claims described herein that Executive may now have against the Company, (including any of their present and former divisions, subsidiaries, parents, affiliates, predecessors, successors and assigns), their benefit plans and programs, or any of their respective present or former agents, directors, officers, trustees, employees, owners, representatives, assigns, attorneys, or any other persons acting by, through, under or in connection with any of the persons or entities listed in this section, and their successors (the “Releasees”).  This release applies to any and all claims, liabilities, agreements, damages, losses or expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”), which Executive has, may have had, or may later claim to have had against any of the Releasees for personal injuries, losses or damage to personal property, psyche, or reputation, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort, contract or by statute) resulting from anything that has occurred related to Executive’s employment with the Company and as of the date Executive executes this Agreement.  Executive understands and agrees that he will not hereafter be entitled to pursue any claims arising out of any alleged violation of Executive’s rights while employed by the Company against any of the Releasees in any state or federal court or before any state or federal agency for back pay, severance pay, liquidated damages, compensatory damages, or any other losses or damages to Executive or Executive’s property resulting from any claimed violation of state or federal law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act (the “FLSA”), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act (the “FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Sarbanes-Oxley Act of 2002, and claims under any other federal, state or local statutory or common law which includes, but is not limited to, any and all federal, state, or local employment laws and regulations.  This Agreement does not, however, waive rights or claims that may arise after the date Executive executes it or related to Executive’s right to enforce this Agreement.  Moreover, this provision shall not apply to any non-waivable charges or claims brought before a government agency or that otherwise cannot be legally waived.  With respect to any such non-waivable claims, however, Executive agrees to waive his right, if any, to any monetary or other recovery, including but not limited to reinstatement should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually or as a part of any class or collective action.

Executive understands that he is releasing the Releasees from Claims that Executive may not know about as of the date of the execution of this Agreement and that this is Executive’s knowing and voluntary intent even though Executive recognizes that he may someday learn that some or all of the facts Executive currently believes to be true are untrue and even though Executive might then regret having signed the Agreement.  Executive is expressly assuming that risk and expressly waiving and relinquishing all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.

8.Consequences of Breach.  Executive agrees that he will indemnify and hold the Releasees harmless from any loss, cost, damage, or expense (including attorneys’ fees, except as prohibited by law under the ADEA), incurred by them arising out of Executive’s breach of any portion of this Agreement.  Executive also understands that his entitlement to and retention of the benefits the Company has agreed to provide Executive herein is expressly conditioned upon Executive’s ongoing fulfillment of his promises herein; and Executive agrees, to the extent permitted by law, to immediately return or repay the amounts Executive has received from the Company in excess of $100.00 upon Executive’s breach of any provision of this Agreement.  In the event the Company concludes or, in good faith, suspects that Executive has breached this Agreement (with both parties understanding and acknowledging that filing or participating in an EEOC charge or other governmental charge or investigation is not a breach of this Agreement), no additional payments will be provided under this Agreement unless and until the Company is so ordered by a court of competent jurisdiction.

9.Non-Admission.  Executive agrees that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by the Company, any such liability or wrongdoing being expressly denied.

10.Acceptance Period.  Executive has until June 3, 2015 to consider whether or not he will accept the terms and conditions set forth herein.    In order to receive the Separation Benefits described above, it will be necessary for Executive to accept such terms and conditions by signing both copies of this Agreement and returning one (1) copy to me and, within twenty-two (22) days from the date of this letter, Executive must return a signed copy of this Agreement to the Chief Legal Officer.

11.ADEA Release Requirements Have Been Satisfied:  Executive understands that this Agreement has to meet certain requirements to validly release any ADEA claims Executive might have had, and Executive represents and warrants that all such requirements have been satisfied.  Executive acknowledges that, before signing this Agreement, Executive was given at least twenty-one (21) days to consider this Agreement.  Executive further acknowledges that:  (1) Executive took advantage of as much of this period to consider this Agreement as Executive wished before signing it; (2) Executive carefully read this Agreement; (3) Executive fully understands it; (4) Executive entered into this Agreement knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this Agreement is in writing and is understandable; (6) in this Agreement, Executive are waiving current ADEA claims; (7) Executive has not waived future ADEA claims; (8) Executive is receiving valuable consideration in exchange for execution of this Agreement that Executive would not otherwise be entitled to receive such consideration; and (9) the Company encourages Executive to discuss this Agreement with Executive’s attorney before signing it, and Executive acknowledge that Executive he has done so to the extent Executive deemed appropriate.

12.Revocation Period.  Executive understands that for a period up to and including seven (7) days after the date Executive sign this Agreement, Executive may revoke Executive’s waiver of Executive’s rights under the ADEA only, in which case Executive shall be paid only 15% of the gross Severance Pay set forth in Paragraph 2, herein.  If Executive decides to revoke his ADEA release in this Agreement, Executive must deliver via facsimile or hand delivery a signed notice of revocation to the Chief Legal Officer at 333 Three D Systems Circle, Rock Hill, South Carolina 29730, fax number 803-326-4796, on or before the end of this seven (7) day period.  Upon timely notice of such revocation, Executive’s waiver of ADEA rights shall be canceled and void.  All other rights and obligations arising under this Agreement shall remain in full force and effect, however.

13.409A Compliance.  Nothing in this Agreement is intended to provide for the deferral of compensation within the meaning of Internal Revenue  Code (“Code”) Section 409A and the regulations and rulings thereunder. All payments hereunder are intended to satisfy the short-term deferral exemption under Treas. Reg. § I .409A— 1 (h)(4) and/or the separation pay exemption under Treas. Reg. § I .409A- l(b)(9), as may be amended.  However, the responsibility for the tax effects of the payment to Executive of the Separation Benefits is Executive’s, and, therefore, Executive will be fully responsible for all income tax consequences relating to Executive’s receipt of the Separation Benefits, including without limitation, Executive’s payment of all applicable income taxes on the Separation Benefits and any effects of Code Section 409A or otherwise.

14.Return of Property.  Executive agrees that he will not retain or destroy, but will return to the Company within two (2) business days of his Separation Date, any and all Company property in Executive’s possession or subject to Executive’s control including, but not limited to, keys, credit and identification cards, computers, phones, personal items or equipment provided to Executive by the Company for Executive’s use during his employment, together with all written or recorded materials, documents, computer disks, plans, manuals, records, notes or other papers relating to the Company.  Executive further agrees that the Company shall have the right to verify that all such property and information have been returned, including through forensic inspection of Executive’s electronic devices and email accounts, personal or otherwise.  If Executive fails to return Company property in accordance with this Paragraph, the Company reserves the right to set off the value of such property against any amounts otherwise due and payable to Executive pursuant to this Agreement.  Notwithstanding the foregoing, the Company agrees that Executive may retain the personal computer issued to him by the Company in connection with his employment following its return to the Company’s IT Department and removal of all Company documents, programs and information.

15.Indemnification of Executive.  For a period of three (3) years after Executive’s Separation Date, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.  For a period of three (3) years after the Separation Date, Executive will be covered by any policy of directors and officers liability insurance maintained by the Company for the benefit of its then officers and directors.

16.Cooperation.  In exchange for the Separation Benefits and other good and valuable consideration set forth herein, Executive agrees to make himself reasonably available to and to cooperate with the Company’s representatives in connection with any actual or threatened litigation and/or administrative proceeding(s) involving the Company in which Executive is potentially a material witness.  Executive further agrees to cooperate reasonably with any future internal Company investigations and to provide, at the Company’s request, truthful testimony at such time(s) and place(s) as may be mutually agreed upon by Executive and the Company; provided, however, that if Executive incur any costs reasonably associated with Executive’s participation in such an investigation or testimony, the Company will reimburse reasonable costs upon Executive’s timely submission of supporting documentation.

Executive agrees not to make any statements or respond to inquiries from the press or other third parties regarding the Company and agrees not to voluntarily participate in any proceeding, litigation or arbitration against the Company except as permitted by this Agreement.  Should Executive receive an enforceable subpoena or an enforceable court order seeking to compel Executive to participate in any such action, Executive agrees to provide the Company with prompt notice delivered to the Company’s Chief Legal Officer, within two (2) days after receipt by Executive, providing the Company with the opportunity to object to and/or to be present at or participate in the action.  Nothing in this Paragraph shall require Executive to disobey a final court order or other final enforceable order, and nothing in this Agreement should be interpreted as prohibiting the good faith reporting of any violations of law or regulation to any governmental agency or entity or otherwise cooperating in a governmental investigation.

17.Waiver of Employment.  For and in consideration of the promises and other consideration described in this Agreement, and as a further material inducement to the Company to enter into this Agreement, Executive warrants, covenants, and agrees that Executive will not apply for, seek, or accept employment or any contractual relationship with the Company, or with any business or entity that is, currently or at any time in the future, owned in any part, operated or managed by the Company now or in the future.  Executive acknowledges that this Agreement may constitute a complete and final reason for any subsequent denial of employment or any contractual relationship, and that this Agreement may be offered as a complete defense to any charge, claim, or cause of action for such denial.

18.FMLA Rights Honored.  Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which Executive believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended.  Executive further acknowledges that he has no pending request for FMLA leave with the Company, nor has the Company mistreated him in any way on account of any illness or injury to Executive or any member of Executive’s family.

19.Waiver of Breach. The waiver of a breach of any term or provision of this Severance Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.Arbitration of Disputes.  Except as to a request for a temporary or preliminary injunction or similar equitable relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled in accordance with the American Arbitration Association (AAA) arbitration procedures and rules.  The arbitration shall be conducted by one arbitrator either mutually agreed upon by Executive and the Company or chosen in accordance with the AAA rules.  The place of arbitration shall be the City of Charlotte, North Carolina.  Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

21.Miscellaneous.  This Agreement constitutes the entire agreement of the parties and supersedes any prior agreements, whether oral or written, between the parties, except for any restrictive covenants and/or confidentiality provisions between Executive and the Company, which are incorporated herein by reference.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and Executive’s heirs, administrators, executors, and personal representatives.  If any portion of any provision of this Agreement is determined to be unenforceable by a court of appropriate jurisdiction, the remaining portions of the affected provisions of this Agreement will continue in full force and effect.  The failure of the Company to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of the Company thereafter to enforce each and every such provision.  The language contained in this Agreement shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied against either party.  Except to the extent governed by federal law, this Agreement shall be deemed to have been executed in the State of South Carolina without giving effect to its conflict of law principles, and all matters pertaining to the validity, construction, interpretation and effect of this Agreement shall be governed by the laws of the State of South Carolina.

I HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND ALL ITS TERMS AND WHAT THEY MEAN.  NO OTHER PROMISE, INDUCEMENT, THREAT, AGREEMENT, OR UNDERSTANDING OF ANY KIND OR DESCRIPTION WHATSOEVER HAS BEEN MADE WITH OR TO ME TO CAUSE ME TO SIGN THIS AGREEMENT.  I ENTER INTO AND SIGN THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS OR COERCION OF ANY KIND WHATSOEVER, AND WITH THE INTENT OF BEING LEGALLY BOUND BY THE AGREEMENT.

IN WITNESS WHEREOF, the Parties execute this Agreement as follows:

/s/ Avi N. Reichental
Avi N. Reichental
President & Chief Executive Officer

May 14, 2015
Date

/s/ Theodore A. Hull
Theodore A. Hull

May 14, 2015
Date